Exhibit 10.5

Certain confidential information has been omitted from this Exhibit 10.5 pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. The omitted information is indicated by the symbol “* * *” at each place in this Exhibit 10.5 where the omitted information appeared in the original.

SYNTHETIC GYPSUM SUPPLY AGREEMENT

This Agreement is entered into this 11th day of December, 2007, by and between Synthetic Materials, LLC, a Florida Limited Liability Company with its principal place of business at 244 Old Highway 149, PO Box 87, Cumberland City, Tennessee, 37050 (“SynMat”) and Lafarge North America Inc., a Maryland corporation, with its principal place of business at 12950 Worldgate Drive, Herndon, Virginia 20170 (“Lafarge”) for the supply and purchase of synthetic Gypsum materials (“Agreement”).

SynMat has or will install and/or operate equipment at facilities located at the Trimble County. Ghent, and Coleman power stations, and at other power stations as may be designated by SynMat, (collectively referred to as “SynMat’s Facilities’’) to convert scrubber spent slurry, into synthetic Gypsum, a useful product, the specifications for which are more particularly described Exhibit A (“Gypsum”). SynMat wishes to sell Gypsum to Lafarge, and Lafarge wishes to purchase Gypsum from SynMat, and will use it only to produce wallboard, cement, and other Gypsum-related products at its facilities (the “Lafarge Plants”) and not to sell to a third party.

1.	Purchase of Minimum and Maximum Amounts of Gypsum

A. For the calendar year * * *, SynMat will sell and deliver to Lafarge, and Lafarge will purchase from SynMat, Gypsum from SynMat’s Facilities in the amount of a minimum of * * * and a maximum * * * Gypsum, for * * * a minimum of * * * and a maximum of * * *, for * * * a minimum of * * * and a maximum of * * *, and for each of the calendar years * * *, SynMat will sell and deliver to Lafarge, and Lafarge will purchase from SynMat, Gypsum from SynMat’s Facilities in the amount of a minimum of * * * to a maximum of the total production of Trimble County which is expected to be * * * Gypsum, which complies with the requirements set forth in Exhibit A per year during the Term of the Agreement. Beginning * * *, in any particular year (Deferral Year), Lafarge may, at its sole discretion, defer up to * * * (Deferral Tonnage) to the following year, such that the required minimum to be purchased in that Deferral Year would be reduced by the Deferral Tonnage. The minimum volume under this section 1.A. in the year following the Deferral Year will be increased by an amount equal to the Deferral Tonnage. In no case can Lafarge defer tonnage as allowed in this Section 1.A. in two consecutive years. For purposes of calculating the minimum and maximum tons of dry weight Gypsum to be supplied by SynMat and purchased by Lafarge under the Agreement, Gypsum which does not meet the specifications set forth in Exhibit A shall not be included in such calculations.

B. By October 1st preceding each calendar year, Lafarge will notify SynMat in writing of the quantity of dry tons to be purchased for the following calendar year, within the parameters set forth in Section 1.A. above. For that particular calendar year, SynMat will sell and deliver to Lafarge, and Lafarge will purchase from SynMat, Gypsum from SynMat’s Facilities in the amount of a minimum of * * * Gypsum below the specified quantity and a maximum of * * * Gypsum above the specified quantity, as long as such specified quantity is within the parameters set in Section 1.A.

C. If SynMat fails to deliver the minimum amount of Gypsum set forth in Section 1.B., and SynMat’s failure to deliver is not due to an Excusable Event, as defined in Section 10, SynMat will pay to Lafarge damages equal to the price of the Gypsum currently in effect according to Section 6 for the amount up to the required minimum. Such damages shall be paid to Lafarge within thirty (30) days following receipt of Lafarge’s invoice for such damages.

D. If the amount of Gypsum which SynMat is capable of delivering to Lafarge in any calendar year from SynMat’s Facilities exceeds the maximum amount set forth above, Lafarge may accept or decline to receive the overage in its sole discretion. If Lafarge accepts the overage, the terms of this Agreement shall apply to the supply and purchase of such overage amounts.

E. Lafarge agrees to accept and pay for all Gypsum which SynMat is able to deliver up to the maximum amounts stated in Section LB. If Lafarge fails to accept Gypsum in amounts at least equal to the maximum amounts stated in Section 1.B., and Lafarge’s failure is not due to an Excusable Event, as defined in Section 10, Lafarge shall pay to SynMat damages equal to the price of the Gypsum not taken by Lafarge currently in effect according to Section 6 for the amount up to the required maximum. Lafarge shall pay such damages within thirty (30) days following receipt of SynMat’s invoice for such damages. In addition, Lafarge has the first option to purchase any amounts in excess of the maximum amounts stated in Section 1.A. or 1.B. if any Gypsum remains unsold.

F. Nothing herein shall affect the validity of Section 13.

G. The damages payable by SynMat under Section 1.C. shall be the sole remedy of Lafarge for SynMat’s failure to deliver the minimum amounts of Gypsum contained in Section 1.B. The damages payable by Lafarge under Section I.E. shall be the sole remedy of SynMat for Lafarge’s failure to take the maximum amounts of Gypsum contained in Section 1.B.

H. SynMat is recognized as one of * * *.

2.	Gypsum Specifications

Gypsum shall meet each of the specifications set forth in Exhibit “A” attached hereto. Gypsum shall be sampled according to generally accepted commercial quality practices, and its compliance with the specifications of Exhibit “A” shall be tested and documented, in accordance with the protocols set forth in Exhibit A, prior to the loading of the Gypsum on Lafarge’s barges or the storage of Gypsum at SynMat’ site. Sampling and testing shall be at SynMat’s expense. SynMat agrees to provide to Lafarge all documentation regarding sampling and testing along with shipment documents for each delivery of Gypsum within 24 hours of the day of shipment.

3.	NOD-Conforming Gypsum

Lafarge may reject or accept, in its sole discretion any Gypsum that fails to meet one or more of the specifications in Exhibit A offered to it by SynMat. If Lafarge accepts the Non-Conforming Gypsum, the Parties shall mutually agree in writing on price and delivery terms.

4.	Delivery

A. All deliveries of Gypsum shall be F.O.B. SynMat’s Facilities and the risk of loss will pass to Lafarge at that F.O.B. point. Lafarge may reallocate such risk of loss in a separate agreement between Lafarge and the entity providing transportation of the barges to Lafarge’s designated final allocation but such reallocation shall not affect SynMat. If available, a belt scale located at SynMat’s Facilities will weigh the Gypsum immediately prior to loading on the barge. If a belt scale is not available at SynMat’s Facilities, then weight shall be determined by a barge draft surveyor mutually acceptable method. In the event that a belt scale is used SynMat will test and calibrate the belt scale at least once a month in accordance with the National Institute of Standards and Technology Handbook 44 for belt scales. Lafarge shall have the right to observe the weighing of Gypsum and the testing and calibration of the belt scale. SynMat shall provide advance notice to Lafarge of the time and date of the belt scale calibration. In the event that calibration shows any scale used to weigh Gypsum to be inaccurate by more than plus or minus one half of one percent, the inaccuracy shall be presumed to have existed for one-half the number of days since the last time the scale was calibrated, and an adjustment shall be made to the next invoice to reflect the debit or credit due to such adjustment. SynMat shall provide the results of each calibration on the next invoice which is sent to Lafarge. During any period when SynMat’s belt scale is inoperable, the parties shall mutually agree to a procedure for determining quantities of Gypsum which shall permit deliveries of Gypsum to continue.

B. The maximum number of barges which SynMat’s Facilities dock is able to load in each Twenty Four (24) hour period is * * * barges. SynMat will maintain its SynMat’s Facilities harbor at Trimble County Power Station to accommodate at least * * * deep draft jumbo barges. SynMat shall provide space at SynMat’s Facilities harbor and dock for a maximum of * * * barges at any time, subject to LG&E’s approval.

5.	Term

A. The initial term of this Agreement shall be * * * (“Term”). The Term may be extended by Lafarge for * * * (“each Renewal Term”) by Lafarge providing notice in writing to SynMat of its intent to renew the Agreement at least * * * before the expiration of the Term, or the first Renewal Term, if applicable. Such renewal is conditioned on the parties’ ability to agree, following good faith negotiations, on the price of the Gypsum to apply during the Renewal Term.

6.	Price

A. For * * * the price shall be * * * FOB truck at SynMat’s Facilities. Beginning * * *, Lafarge shall pay SynMat a Base Price of * * *, subject to an annual adjustment on January 1st of each year starting * * *, for Gypsum loaded into Lafarge supplied barges from SynMat’s Facilities at the Trimble County Power Station during the Term of this Agreement. If SynMat is unable to provide the minimum amount of Gypsum set forth in Section 1.B. from SynMat’s Facilities at the Trimble County Power Station, SynMat shall provide Gypsum from any other of SynMat’s Facilities up to the minimum amount of Gypsum set forth in Section 1.B. The Base Price of Gypsum from any of SynMat’s Facilities will be * * * F.O.B. SynMat’s Facilities. In addition, SynMat will reimburse Lafarge for any and all additional freight cost incurred due to not providing the minimum amount of Gypsum set forth in Section 1.B. from SynMat’s Facilities at the Trimble County Power Station. Such reimbursement shall be paid to Lafarge within thirty (30) days following receipt of Lafarge’s invoice for such damages. The annual adjustment will be calculated * * *. In no event shall the price increase or decrease more than * * * compared to the prior year. During the term of this Agreement the Adjusted Price shall never be less than the initial Base Price.

B. Lafarge will purchase and accept deliveries of Gypsum if it contains no less than * * * moisture, no more than * * * moisture, and if the Gypsum otherwise meets the specifications set forth in Exhibit A. The moisture content average shall be determined from the average moisture for each shipment and shall be weighted on a tonnage basis to calculate the average moisture content per ton of Gypsum for a given month. If the monthly average moisture content exceeds * * *, rounded to the nearest one-tenth of a percentage point, Lafarge shall be entitled to a gypsum price discount equal to:

Moisture Content	Discount
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *

C. If the average moisture content is * * * or less, rounded to the nearest one-tenth of a percentage point, SynMat shall be entitled to an increased moisture removal incentive as follows:

Moisture Content	Incentive
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *

D. If, within twenty (20) days after Lafarge has taken title to what it believes is Gypsum meeting each of the specifications set forth in Exhibit «A”, Lafarge determines that the gypsum was Non-Conforming Gypsum at the time it took title, then Lafarge shall immediately notify SynMat. SynMat shall, within thirty (30) days of notification by Lafarge, have the right to (1) propose a price adjustment or alternative solution or (2) remove the Non-Complying Gypsum from the Lafarge Plant at SynMat’ s cost.

7.	Authority to Enter into Agreement

Each party represents that it has the authority and has secured the approvals necessary to enter into this Agreement, that the Agreement is binding, and that the terms of this Agreement do not conflict with any other agreements.

8.	Warranty

Subject to Lafarge’s right to reject Non-Conforming Gypsum in accordance with Section 3, SynMat warrants that it will take commercially reasonable steps to ensure that the Gypsum will comply with the specifications and testing protocols contained in Exhibit “A”. In addition, SynMat warrants that they will have, at all times during the term of this Agreement, good and marketable title to the Gypsum to be delivered hereunder, and that upon delivery of the Gypsum at the F.O.B. point, title thereto shall pass to Lafarge free and clear of all liens and encumbrances.

THE FOREGOING EXPRESS WARRANTIES SHALL BE EXCLUSIVE AND IN LIEU of ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING ALL WARRANTIES of MERCHANT ABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.	Confidentiality

The parties may not disclose the terms of this Agreement to third parties, except that the parties may disclose such terms as may be required by applicable law, rule, regulation or court or administrative order, including those of environmental, tax and utility regulatory or other governmental bodies, provided they seek in good faith protection of such information under the laws and regulations applicable to such regulatory body. Under such conditions, the disclosing party is required to give the other party Thirty (30) days prior written notice.

10.	Force Majeure

A. Neither SynMat nor Lafarge shall be liable to the other for any delay or failure in-the performance of its obligations under this Agreement when the delay or failure in performance results from causes which are beyond its reasonable control, including but not limited to fires, floods, earthquakes, tornadoes, strikes and labor disturbances, acts of God; acts of governmental authorities, inability beyond a party’s reasonable control to obtain necessary materials, fuel or energy; interruptions or curtailments of supply from the power stations at which SynMat’s Facilities are located, wrecks or delays in transportation; riots, civil disturbances or insurrection; embargoes; unplanned SynMat Facilities or unplanned Lafarge plant outages, or the inability following good faith efforts to obtain or maintain necessary permits, licenses, authorizations or approvals (“Excusable Event”), provided that the notice requirement of Section 10.8. is satisfied.

B. The party whose performance of its obligations hereunder is adversely affected by an Excusable Event (the “Affected Party”) shall promptly notify the other party of the beginning of an Excusable Event, and confirm the notice in writing within Five (5) working days of the event. The notice shall contain a detailed account of the Excusable Event, including the cause of the Excusable Event, an estimate of the duration of any delay, an estimate of the Excusable Event’s impact to the Affected Party’s performance, and the plan to mitigate the effects of the Excusable Event.

C. In the event that a delay or failure in performance hereunder is an Excusable Event as defined in Section 10.A, if the Affected Party is SynMat, it shall receive a reduction in the minimum amounts required to be sold and delivered in Sections 1.B. of * * * times the number of days of the Excusable Event occurring during the applicable period. If the Affected Party is Lafarge, it shall receive a reduction in the maximum amounts required to be purchased and taken in Sections 1.B. of * * * times the number of days of the Excusable Event occurring during the applicable period.

11.	Compliance with Laws

A. Each party shall perform its obligations under this Agreement in accordance with all applicable federal, state, county, municipal and local laws, ordinances and regulations. Lafarge represents that it is a sophisticated user of Gypsum, it is aware of the unregulated elements and materials which may be contained in Gypsum, and it agrees to comply with all applicable laws and regulations which protect its employees, third parties, consumers and the environment relating to the use of the Gypsum to be delivered hereunder.

B. Each party shall promptly seek, and shall use its good faith efforts to obtain, at its own expense, all permits, approvals, authorizations and licenses which it requires in order to carry out its obligations hereunder. Once obtained, each party shall, at its own expense, use its good faith efforts to maintain in full force and effect throughout the term of this Agreement all such permits, approvals, authorizations and licenses obtained by it.

C. Each party agrees to hold harmless and indemnify the other party from all costs, expenses, judgments, fines, and penalties, including reasonable attorneys’ fees, arising out of the indemnifying party’s failure to comply with the terms of Section 11.A.

12.	Indemnification

A. Subject to Section 13 herein, Lafarge shall hold harmless and indemnify SynMat for all costs, losses, liabilities, expenses, suits, actions, claims, damages and all other obligations ,and proceedings whatsoever, including without limitation, all judgments rendered against and all fines and penalties imposed upon SynMat, and any reasonable attorneys’ fees and any other costs of litigation (hereinafter referred to as “Liabilities”) arising out of Lafarge’s use, storage, or transportation of the Gypsum supplied under this Agreement except such liabilities for which SynMat is responsible under Section 12.B.

B. Subject to Section 13 herein, SynMat will hold harmless and indemnify Lafarge for all costs, losses, liabilities, expenses, suits, actions, claims, damages, and all other obligations and proceedings whatsoever, including without limitation, all judgments rendered against and all fines and penalties imposed upon Lafarge, and any reasonable attorneys’ fees and any other costs of litigation (hereafter referred to as “Liabilities”) arising out of injury to or death of persons and damage to property or environmental cleanup, response, damage, or other associated costs to the extent arising out of and caused by the production and delivery of the Gypsum by SynMat during the term of this Agreement except such liabilities for which Lafarge is responsible under Section 12.A.

13.	Limitation of Liability

In no event shall SynMat or Lafarge be liable to the other for any incidental, special, indirect, punitive or consequential damages, including loss of profits or revenues or the loss of use of either; loss by reason of plant shut down or inability to operate at rated capacity, increased expense of operation of plant or equipment; increased cost of purchasing or providing equipment, materials, supplies or services outside the parties’ scope of supply; cost of replacement power, raw materials or capital, claims of a party’s customers, or inventory charges.

14.	Termination

If anyone of SynMat or Lafarge files a petition in bankruptcy, or if its creditors file an involuntary petition in bankruptcy, or if it makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of its insolvency, or if it commits repeated or material violations of applicable safety laws, rules, or regulations, or if it otherwise commits a material breach of this Agreement; such party shall be in default under this Agreement, and, upon the occurrence of such default, the other party may, without prejudice to any other right or remedy, and after giving the defaulting party Thirty (30) days written notice of the default and opportunity to cure, terminate this Agreement. This Agreement shall not be so terminated if the defaulting party has cured the default, or submitted a plan for curing the default that is reasonably acceptable to the other party, within Thirty (30) days of receiving notice of the default. If the defaulting party falls to remedy the default as set forth in the plan, the other party may terminate the Agreement without further notice and without prejudice to any right or remedy available to it. After * * *, Lafarge may terminate this Agreement upon 90 days notice if Lafarge elects to close down one or both of the lines at the Silver Grove plant.

15.	Payment

SynMat shall invoice Lafarge for the total amount of Gypsum delivered each invoice period, including deductions and additions for adjustments required by the Agreement, by the 15th and the last day of each month. Lafarge shall pay by check or other mutually agreeable means such invoices within * * * from the receipt date of such invoice. Each invoice must clearly show the complete Purchase Order number provided by Lafarge. Invoices without the proper Purchase Order number will not be considered received.

16.	Notice

Notices shall be in writing and shall be given to the representative designated to receive the same below, by personal delivery, by U.S. mail, return receipt requested, by overnight courier, or by facsimile, properly addressed to such representative. All notices shall be effective upon receipt, or upon such later date following receipt as is set forth in the notice. Any party may, by written notice, change the representative or the address to which its notices are to be sent.

To SynMat:	Synthetic Materials
244 Old Highway 149
PO Box 87
Cumberland City, TN 37050
Attn: President
Tel. No. 931-827-4075
Facsimile No. 931-827-4125

To Lafarge:	Lafarge North America Inc.
12950 Worldgate Dr., Suite 400
Herndon, VA 20170
Attn: Gypsum Director of Purchasing
Tel. No. 703-480-3300
Facsimile No. 703-796-9515

17.	Insurance

A. Lafarge shall obtain and maintain throughout the term of this Agreement the following policies of insurance, in amounts not less than One Million Dollars ($1,000,000.00) per occurrence and in the aggregate:

(1) Hull Insurance. A policy of hull insurance insuring the barges to be provided by Lafarge for the perils insured by the Taylor Form 1953 (Rev. 70) as amended, or its equivalent, including strikes, riots and civil commotion and excluding collision liability.

(2) Protection and Indemnity Insurance. A policy of protection and indemnity insurance subject to P.I. 1955 Form SP 38 as amended, or its equivalent, including collision liability, American Institute Pollution Exclusion Clause and Buy Back Endorsement A (July 4, 1976).

(3) Excess Protection and Indemnity Insurance. A policy of excess protection and indemnity insurance in excess of primary protection and indemnity insurance, including excess of primary collision/towers liability and pollution buy back endorsement.

(4) Other Coverage. Policies covering other risks in such amounts as deemed prudent by Lafarge, which shall exclusively bear all loss of cargo after delivery of the Gypsum at the F.O.B. point and other risks associated with the operation and navigation of the barges to be provided by Lafarge while the barges are in Lafarge’s possession. In addition, Lafarge shall carry workers’ compensation, longshoremen’s, harborworkers’ and/or Jones Act coverage, as required by law.

(5) The insurance required hereunder shall be placed with reputable, competent, and properly licensed insurers and underwriters or self-insured. Certificates of Insurance (or written notice that such insurance requirements are fulfilled by self-insurance) shall be delivered to SynMat prior to the commencement of the delivery of Gypsum hereunder. The certificates shall state that the policies of insurance may not be canceled or modified without Thirty Days prior written notice to SynMat. Lafarge shall pay all premiums and other costs of insurance required hereunder. These insurance requirements may be covered by umbrella policies of insurance or by self-insurance maintained by Lafarge.

B. SynMat shall obtain and maintain throughout the term of this Agreement the following policies of insurance:

(1) Commercial and Marine General Liability Insurance, including Wharfinger’s, landing owner’s, and SynMat’s stevedoring covering SynMat’s obligations under this Agreement with limits of liability of $2,000,000.00. Lafarge shall be named as additional insured under this policy and the policies shall be provided on an occurrence form.

(2) Other Coverage. Policies covering other risks in such amounts as deemed prudent by SynMat, including statutory workers’ compensation and employer’s liability with coverage for longshoremen’s and harborworkers’ and/or Jones Act coverage, as required by law; commercial general liability and umbrella excess liability policies in amounts not less than $2,000,000 per occurrence/accident and in the aggregate.

(3) The insurance required hereunder shall be placed with reputable, competent, and properly licensed insurers and underwriters or self insured. Certificates of insurance (or written notice that such insurance requirements are fulfilled by self-insurance) shall be delivered to Lafarge prior to the commencement of the delivery of Gypsum hereunder and upon annual renewal for the term of the agreement. The certificates shall state that the policies of insurance may not be canceled or modified without thirty days prior written notice to Lafarge.

18.	Taxes

The price payable hereunder is exclusive of sales tax. Lafarge shall be liable for the payment of all sales tax based on the purchase of Gypsum. If applicable, Lafarge shall provide SynMat with a tax-exempt certificate.

19.	Miscellaneous

A. SynMat and Lafarge shall waive subrogation against each other under their insurance policies.

B. In the event that any of the provisions or portions thereof of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof shall not be affected thereby.

C. The waiver by either party of any breach of any term, covenant, condition or agreement contained herein or any default in the performance of any obligations hereunder shall not be deemed to be a waiver of any other breach or default of the same or of any other term, covenant, condition, agreement or obligation.

D. This Agreement may not be assigned to a third party, other than an affiliated company or a successor in interest to the business of the assignor, without the written consent of the other party, which consent shall not be unreasonably withheld. This Agreement shall be binding on the successors and assigns of the parties.

E. Sections 1G, 8, 9, 11(c), 12, 13, 15, 16, 18, and 19.G. shall survive the termination of this Agreement.

F. In the event a dispute arises regarding the interpretation of or performance under this Agreement, which cannot be resolved by communications between the persons listed in Section 16, then each party shall have the right to request in writing a meeting to occur within Five (5) business days of the receipt of such written request, between the next level of management for SynMat and Lafarge. Such meeting may occur in person, telephonically, or by any other method mutually agreeable to SynMat and Lafarge.

G. If clause F. does not resolve the situation then the parties shall proceed to arbitration. Any dispute, controversy or claim arising out of or the relating to this Agreement, or breach thereof, shall he settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Such award shall be binding on all parties and unappealable. The arbitration, conducted in English, shall be held in New York, New York, United States of America.

H. The rights and obligations of the parties arising out of this Agreement shall be governed in all respects by the laws of the Commonwealth of Kentucky. The parties agree that the arbitration award above may be litigated in the courts, in the County of Trimble, Commonwealth of Kentucky. The parties agree that such courts are convenient forums and irrevocably submit to personal jurisdiction of such Courts.

I. This Agreement constitutes the entire agreement between the parties and supersedes all previous and collateral agreements or understandings with respect to the subject matter hereof.

J. No waiver, alteration, amendment or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by the duly authorized representatives of the parties.

The parties have signed this Agreement by their duly authorized representatives effective on the last date below.

SYNMAT:
SYNTHETIC MATERIALS

By:	/s/ Sean P. Colgan

Title:	Chairman

Date:	17 December, 2007

LAFARGE:
LAFARGE NORTH AMERICA INC.

By:	/s/ Ike Preston

Title:	Ike Preston

Date:	12/26/07

Exhibit A

* * *